CONTACT:
Stellar Pharmaceuticals Inc.
Peter Riehl, President & CEO	-OR-	Arnold Tenney, Chairman
(800) 639-0643		(416) 587-3200
(519) 434-1540

STELLAR PHARMACEUTICALS ANNOUNCES JOHN GREGORY

 FOUNDER OF KING PHARMA AND STELLAR’S LARGEST SHAREHOLDER

HAS JOINED THE BOARD OF DIRECTORS

LONDON, ONTARIO, CANADA, February 26, 2006 - Stellar Pharmaceuticals Inc.

(OTCBB: SLXCF; TSXV: SLX) (“Stellar” or “the Company”), a Canadian pharmaceutical developer and marketer of high quality, cost-effective products for select health care markets, today announced that Mr. John M. Gregory, RPH  founder and former CEO of King Pharmaceuticals has agreed to join the Stellar board as a new director. John is the founder and managing partner of SJ Strategic Investments LLC, which is the largest shareholder of Stellar, holding 5,188,794 shares which represents approximately 21.8% of the Company’s shares on a non-diluted basis. As a director of the company John will be able to take a more active role in Stellar’s future.

John M. Gregory, stated, “I am honored to become a member of the Board of Stellar.  I hope to utilize my experience and contacts in the pharmaceutical industry to assist Stellar with its strategic initiatives.  Since leaving King Pharmaceuticals, I have passed on joining the boards of several publicly traded companies.  I accepted this post due to my strong belief in Stellar’s management and the future potential of the Company.”

Arnold Tenney, Stellar’s Chairman of the Board, stated, “We are extremely pleased to have John Gregory join the Board of Stellar.  As the founder and former Chairman and Chief Executive Officer of King Pharmaceuticals, Mr. Gregory created the specialty pharmaceutical growth by acquisition model and grew King into a company with revenues exceeding $1 billion, with various sites around the United States.  We look forward to his contributions to our Company as we continue to build value for our shareholders.”

 “Mr. Gregory has a very highly regarded career in pharmaceuticals and a track record built on his successes achieved in the many ventures in which he has been involved.  His experience and business insight will be a definite asset to the Company’s board. His belief in Stellar’s business model and management team is extremely gratifying,” stated Peter Riehl, President and CEO of Stellar.

Mr. Gregory's appointment is subject to the approval of the TSX Venture Exchange.

About Stellar Pharmaceuticals Inc.

Stellar has developed and is marketing direct in Canada and in countries around the world through out-license agreements three products based on its core polysaccharide technology:

NeoVisc®, for the treatment of osteoarthritis; and Uracyst® and the Uracyst® Test Kit, its patented technology for the diagnosis and treatment of interstitial cystitis (IC), an inflammatory disease of the urinary bladder wall.  Stellar has in-licensing agreements for NMP22® BladderChek®, a proteomics-based diagnostic test for the diagnosis and monitoring of bladder cancer.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting the Company's business including increased competition; the ability of the Company to expand its operations, to attract and retain qualified professionals, technological obsolescence; general economic conditions; and other risks detailed from time to time in the Company's filings.